Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267796

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated December 9, 2022)

SHF HOLDINGS, INC.

Primary Offering of

Up to 5,750,000 Shares of Class A Common Stock Underlying Public Warrants

Secondary Offering of

Up to 16,360,000 Shares of Class A Common Stock Underlying Series A Convertible Preferred

Up to 1,022,500 Shares of Class A Common Stock Underlying PIPE Warrants

This Prospectus Supplement No. 3 (this “Supplement”) amends and supplements the Prospectus dated December 9, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-267796).

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2023 (the “Current Report”), a copy of which is included with this Supplement.

The Prospectus relates to the issuance by us of up to an aggregate of 5,750,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of the 5,750,000 warrants sold in our initial public offering (the “Public Warrants”).

The Prospectus also relates to the offer and sale from time to time by the Selling Stockholders identified in the Prospectus of up to 17,382,500 shares of Class A Common Stock, consisting of (i) up to 16,360,000 shares of Class A Common Stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock sold to the Selling Stockholders in a private offering (the “PIPE Offering”), and (ii) up to 1,022,500 shares of Class A Common Stock issuable upon the exercise of warrants to purchase Class A Common Stock (the “PIPE Warrants”), sold to the Selling Stockholders in the PIPE Offering. Both the Public Warrants and the PIPE Warrants are exercisable at $11.50 per share.

Our Class A Common Stock and our Public Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “SHFS” and “SHFSW,” respectively. On March 16, 2023, the closing price of our Class A Common Stock was $0.62 and the closing price for our Public Warrants was $0.029.

This Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

See the section titled See “Risk Factors” beginning on page 10 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under the Prospectus and this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

The date of this Supplement is March 17, 2023.